Exhibit 10.14

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EXHIBIT A

SERVICES AND COMPENSATION

This Amendment No. 1 to the Amended and Restated Exhibit A (this “Amendment”) is entered into as of October 1, 2021 by Yaron Eitan (“Consultant”) and Marpai, Inc. (“Company”).

The Amended and Restated Exhibit A to the Agreement, entitled Services and Compensation, is hereby amended in accordance with the terms of this Amendment.

Now, therefore, Consultant and Company agree as follows:

1.Section 1, Services, is amended to add a new Section E as follows:

E.

Effective on October 1, 2021, the Consultant will spend three to six months in Israel supporting the new local management of Marpai Labs as needed (the “Additional Services”).  Either the Company or the Consultant may terminate the Additional Services at any time upon delivery of a written notice of termination (a “Notice of Termination”).   The Consultant will provide the Additional Services until the earlier of (i) the date set forth in the Notice of Termination, or (ii) March 31, 2022.

2.Section 2, Compensation, is amended to add a new Section C as follows:

C.

For so long as the Consultant is providing the Additional Services, the Company will pay the Consultant an additional monthly retainer fee of $7,750 (for a total retainer of $22,750 per month), pro-rated for partial months of Additional Services.

The Company will not reimburse the Consultant for any expenses associated with the Additional Services, except for the reimbursement of the cost of airfare not to exceed $2,300.

As amended by this Amendment, the Agreement and the Amended and Restated Exhibit A remain in full force and effect and are ratified in all respects.

YARON EITAN	MARPAI HEALTH, INC.
/s/ Yaron Eitan	By:	/s/ Edmundo Gonzalez
Edmundo Gonzalez, CEO